Exhibit 10.1
FIRST SUPPLEMENTAL INDENTURE
FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 15, 2009, among MGM MIRAGE, a Delaware corporation (the “Company”), the Subsidiary Guarantors party hereto and U.S. BANK NATIONAL ASSOCIATION (the “Trustee”), having its Corporate Trust Office at 60 Livingston Avenue, St. Paul, MN 55107-1419. Capitalized terms used herein have the meanings ascribed thereto in the Indenture (as defined below) unless specifically defined herein.
RECITALS
WHEREAS, the Company and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of November 14, 2008, providing for the issuance of the Company’s 13% Senior Secured Notes due 2013 (the “Notes”);
WHEREAS, Section 9.01 of the Indenture provides, among other things, that the Indenture and the Notes may be amended in the manner contemplated under Sections 1.1 and 1.2 hereof with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time then outstanding (the “Majority Holders”);
WHEREAS, Section 9.01(c)(i) of the Indenture provides, among other things, that the Indenture may be amended to cure a mistake, omission, or defect therein in the manner contemplated under Sections 1.3 and 1.4 hereof without the consent of any Holder;
WHEREAS, the Company intends to amend certain provisions in the Indenture in the manner set forth below under Article I hereof (the “Proposed Amendments”);
WHEREAS, the Majority Holders have consented to the Proposed Amendments set forth in Sections 1.1 and 1.2 hereof;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree as follows:
ARTICLE I
AMENDMENTS TO INDENTURE
SECTION 1.1. Amendment to Section 1.01 of the Indenture. Section 1.01 of the Indenture is hereby amended by deleting in its entirety the definition of the term “Non-Collateral Asset Sale” set forth therein and replacing it with the following:
“Non-Collateral Asset Sale” means (a) the sale, conveyance, transfer or other disposition of any assets or properties other than Collateral and rights in respect thereof (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business, and (b) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Restricted Subsidiaries other than Equity Interests that constitute Collateral, in the case of either clause (a) or (b), whether in a single transaction or a series of related transactions that have a fair market value (as determined in good faith by the Board of Directors and evidenced by a certified Board Resolution delivered to the Trustee) in excess of $250.0 million or for net cash proceeds in excess of $250.0 million. Notwithstanding the foregoing: (a) a transfer of assets or properties by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (b) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (c) a Restricted Payment or a Permitted Investment that is permitted by Section 4.16; (d) a disposition of cash or Cash Equivalents; (e) a disposition of either obsolete equipment or equipment that is damaged, worn out or otherwise no longer useful in the business; (f) any Sale and

Leaseback Transaction involving an asset (other than a Gaming Facility) in respect of which Sale and Leaseback Transaction less than $250.0 million of Attributable Debt is incurred; (g) any surrender or waiver of contract rights or a settlement, release or surrender of contract, tort or other claims of any kind or a grant of any Lien not prohibited by the terms of this Indenture; (h) like kind exchanges of properties where such properties have substantially equivalent fair market values (as determined in good faith by the Company or, if such fair market values is $250.0 million or more, the Board of Directors and in such case evidenced by the delivery to the Trustee of a certified copy of Board Resolutions documenting such determination) and (i) any sale, conveyance, transfer or other disposition made pursuant to that certain Purchase Agreement, dated December 13, 2008 and amended on March 12, 2009, by and among The Mirage Casino-Hotel, Treasure Island Corp., and Ruffin Acquisition, LLC shall in each case not be considered a Non-Collateral Asset Sale.
SECTION 1.2. Amendment to Section 4.10 of the Indenture. Section 4.10 of the Indenture is hereby amended by deleting it in its entirety and replacing it with the following:
     SECTION 4.10 NON-COLLATERAL ASSET SALES.
     (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate a Non-Collateral Asset Sale, unless:
     (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Non-Collateral Asset Sale at least equal to the fair market value (as determined in good faith by the Company or, if $250.0 million or more, the Board of Directors and in such case evidenced by the delivery to the Trustee of a certified copy of Board Resolutions documenting such determination) of the assets or properties sold or otherwise disposed of; and
     (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the following shall be deemed to be cash for purposes of this Section 4.10 and for no other purpose:
     (A) any liabilities (as reflected in the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or liabilities to the extent owed to the Company or any Affiliate of the Company) that are assumed by the transferee of any such assets or properties and for which the Company and all of its Restricted Subsidiaries have been validly released by all applicable creditors in writing;
     (B) any Indebtedness (as reflected in the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Company or such Restricted Subsidiary (other than Indebtedness that is by its terms subordinated to the Notes or Indebtedness to the extent owed to the Company or any Affiliate of the Company) validly released in writing in exchange for assets of the Company or its Restricted Subsidiaries; and
     (C) any securities, notes or other similar obligations received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 calendar days following the closing of such Non-Collateral Asset Sale.
     (b) Within 360 calendar days after the receipt of any Net Proceeds of any Non-Collateral Asset Sale, the Company or such Restricted Subsidiary shall apply the Net Proceeds from such Non-Collateral Asset Sale,

     (i) to prepay, purchase, redeem or pay at maturity any Indebtedness that ranks equally with the Notes or any Subsidiary Guarantee in right of payment (“Pari Passu Indebtedness”) including Indebtedness outstanding pursuant to any agreement providing for revolving Indebtedness so long as the commitment thereunder is permanently reduced by a corresponding amount, at a price in cash in an amount not to exceed 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase; or
     (ii) to make an offer to all Holders (the “Non-Collateral Asset Sale Offer”) to prepay, purchase or redeem the Notes, at an offer price in cash (the “Non-Collateral Asset Sale Payment”) equal to 100% of their principal amount plus accrued and unpaid interest to the date of purchase subject to the right of Holders of record on a Regular Record Date to receive interest on the relevant Interest Payment Date in accordance with the procedures set forth in this Indenture and the Notes; or
     (iii) to make (A) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) capital expenditures or (C) acquisitions of other long-term productive assets or properties, in each of (A), (B) and (C), used or useful in a Similar Business;
provided that, in the case of clause (iii) above, a binding commitment entered into not later than such 360th day shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company, or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 calendar days of such commitment (an “Acceptable Non-Collateral Commitment”) and, in the event any Acceptable Non-Collateral Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, such Net Proceeds are not actually so invested or paid in accordance with clause (iii) above by the end of such 180-day period or there remain Net Proceeds after any Investment, expenditure or acquisition made in accordance with clause (iii) above, then such remaining Net Proceeds (if such remaining Net Proceeds exceed $1.0 million) shall be applied in accordance with clause (i) or (ii) above; provided further that in the case of clause (i) above, a written undertaking delivered to the Trustee not later than such 360th day shall be treated as a permitted application of the Net Proceeds so long as the repurchase, redemption, prepayment or repayment occurs within 180 calendar days after the end of the 360th day.
     (c) If the Company elects to make a Non-Collateral Asset Sale Offer pursuant to clause (b)(ii) above, within 15 Business Days thereafter (or, if applicable, within 15 Business Days after the cancellation or termination of any Acceptable Non-Collateral Commitment before the Net Proceeds are applied in connection therewith), the Company shall send a notice describing such Non-Collateral Asset Sale and the Non-Collateral Asset Sale Offer by first-class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the Note Register or otherwise in accordance with the procedures of the Depositary with a copy to the Trustee, with the following information:
     (i) that a Non-Collateral Asset Sale Offer is being made pursuant to this Section 4.10 and the maximum principal amount of the Notes that may be purchased by the Company pursuant to the Non-Collateral Asset Sale Offer;
     (ii) the amount of the Non-Collateral Asset Sale Payment and the purchase date with respect thereto, which will be no earlier than 20 Business Days nor later than 60 calendar days from the date such notice is mailed (the “Non-Collateral Asset Sale Payment Date”); provided that the Non-Collateral Asset Sale Payment Date may be extended in accordance with applicable law;

     (iii) that any Note not tendered or accepted for payment will remain outstanding and continue to accrue interest;
     (iv) that unless the Company defaults in the payment of the Non-Collateral Asset Sale Payment, all Notes accepted for payment pursuant to the Non-Collateral Asset Sale Offer will cease to accrue interest on the Non-Collateral Asset Sale Payment Date;
     (v) that Holders electing to have any Notes purchased pursuant to the Non-Collateral Asset Sale Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Non-Collateral Asset Sale Payment Date;
     (vi) that Holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the expiration date of the Non-Collateral Asset Sale Offer, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased; and
     (vii) the other instructions, as determined by the Company, consistent with the provisions of this Section 4.10, that a Holder must follow.
     (d) The Company shall comply with the requirements of Rule 14e-1 and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Non-Collateral Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.
     (e) On the Non-Collateral Asset Sale Payment Date, the Company shall
     (i) accept for payment such principal amount of Notes required to be purchased under the Non-Collateral Asset Sale Offer or portions thereof properly tendered pursuant to the Non-Collateral Asset Sale Offer,
     (ii) deposit with the Paying Agent an amount equal to the aggregate Non-Collateral Asset Sale Payment in respect of all Notes accepted for payment in the Non-Collateral Asset Sale Offer, and
     (iii) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to, and purchased by, the Company.
     (f) Any Net Proceeds remaining after application as set forth in Section 4.10(b)(i) through (iii) may be used by the Company or any of its Restricted Subsidiaries for general corporate purposes subject to the terms of this Indenture.
     (g) If the aggregate principal amount of Notes surrendered by the Holders in respect of a Non-Collateral Asset Sale Offer exceeds the amount of Net Proceeds or the pro rata portion thereof available for the Non-Collateral Asset Sale Offer, as the case may be, the Trustee shall select the Notes to be purchased on a pro rata basis for all tendered Notes.
     (h) Pending the final application of any Net Proceeds pursuant to this Section 4.10, the Company or any of its Restricted Subsidiaries may apply such Net Proceeds temporarily to reduce

Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in Cash Equivalents not prohibited by this Indenture.
SECTION 1.3. Additional Amendment to Section 1.01 of the Indenture. Section 1.01 of the Indenture is hereby further amended by inserting the word “not” immediately prior to the phrase “to exceed 1.5%” in clause (n) of the definition of the term “Permitted Liens”.
SECTION 1.4. Amendment to Section 4.16 of the Indenture. Section 4.16 of the Indenture is hereby amended by deleting it in its entirety the phrase “exceeds or would exceed” immediately after the phrase “the aggregate amount of Restricted Payments” in clause (a)(3) thereof and replacing it with the phrase “does not exceed or would not exceed”.
ARTICLE II
CONDITIONS; EFFECTIVENESS
This Supplemental Indenture shall become effective upon its execution and delivery by the Company, the Subsidiary Guarantors and the Trustee.
ARTICLE III
MISCELLANEOUS
Section 3.01. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.
Section 3.02. GOVERNING LAW. This Supplement Indenture shall be governed by, and construed in accordance with, the laws of the State of Nevada but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby. Each of the parties hereto agrees to submit to the jurisdiction of the courts of the state of Nevada in any action or proceeding arising out of or relating to this Supplemental Indenture.
Section 3.03. SUCCESSORS. All agreements of the Company and each Subsidiary Guarantor in this Supplemental Indenture shall bind their successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
Section 3.04. SEVERABILITY. In case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
SECTION 3.05 NO PARENT LIABILITY. In the event (a) there is any Default or other default or alleged default by the Company, any Subsidiary Guarantor or any Affiliate of any thereof under this Supplemental Indenture or (b) the Trustee, any Holder or any Affiliate of any of the foregoing has or may have any claim arising from or relating to the terms of any Supplemental Indenture, neither the Trustee, such Holder or such Affiliate shall commence any lawsuit or otherwise seek to impose any liability whatsoever in respect thereof against Tracinda or its shareholder (hereinafter for purposes of this Section 3.05 only, collectively referred to as “Tracinda”). Tracinda shall not have any liability whatsoever with respect to this Supplemental Indenture or any matters relating to or arising from this Supplemental Indenture. None of the Trustee, any Holder or any Affiliate of any of the foregoing shall assert or permit any Person claiming through any of them to assert a claim or impose any liability against Tracinda as to any matter or thing arising out of or relating to this Supplemental Indenture or any alleged breach or default of this Supplemental Indenture by the Company, any Subsidiary Guarantor or any Affiliate thereof. Tracinda is not a party to this Supplemental Indenture and is not liable for any alleged breach or default of this Supplemental Indenture by the Company, any Subsidiary Guarantor or any Affiliate of any thereof. The terms of this Section 3.05 shall control, notwithstanding anything to the contrary appearing in this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and delivered all as of the day and year first above written.

MGM MIRAGE
By:	/s/ John M. McManus
	Name:	John M. McManus
	Title:	Senior Vice President, Assistant General Counsel and As

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Raymond S. Haverstock
	Name:	Raymond S. Haverstock
	Title:	Vice President

SUBSIDIARY GUARANTORS:

1.	350 Leasing Company I, LLC, a Nevada limited liability company
2.	350 Leasing Company II, LLC, a Nevada limited liability company
3.	550 Leasing Company I, LLC, a Nevada limited liability company
4.	AC Holding Corp., a Nevada corporation
5.	AC Holding Corp. II, a Nevada corporation
6.	Aria Resort & Casino, LLC, a Nevada limited liability company
7.	Beau Rivage Distribution Corp., a Mississippi corporation
8.	Beau Rivage Resorts, Inc., a Mississippi corporation
9.	Bellagio, LLC, a Nevada limited liability company
10.	Bungalow, Inc., a Mississippi corporation
11.	Circus Circus Casinos, Inc., a Nevada corporation
12.	Circus Circus Mississippi, Inc., a Mississippi corporation
13.	CityCenter Realty Corporation, a Nevada corporation
14.	Destron, Inc., a Nevada corporation
15.	Diamond Gold, Inc., a Nevada corporation
16.	Galleon, Inc., a Nevada corporation
17.	Gold Strike Aviation, Incorporated, a Nevada corporation
18.	Gold Strike Fuel Company, LLC, a Nevada limited liability company (successor in interest to Gold Strike Fuel Company, a Nevada Partnership)
19.	Gold Strike L.V., a Nevada partnership
By: Diamond Gold Inc., a Nevada corporation, Partner
By: M.S.E. Investments, Incorporated, a Nevada corporation, Partner
20.	Grand Laundry, Inc., a Nevada corporation
21.	IKM MGM Management, LLC, a Nevada limited liability company
22.	IKM MGM, LLC, a Nevada limited liability company
23.	Jean Development Company, LLC, a Nevada limited liability company (successor in interest to Jean Development Company, a Nevada partnership)
24.	Jean Development North, LLC, a Nevada limited liability company (successor in interest to Jean Development North, a Nevada partnership)
25.	Jean Development West, LLC, a Nevada limited liability company (successor in interest to Jean Development West, a Nevada partnership)
26.	Jean Fuel Company West, LLC, a Nevada limited liability company (successor in interest to Jean Fuel Company West, a Nevada partnership)
27.	LV Concrete Corp., a Nevada corporation
28.	MAC, Corp., a New Jersey corporation
29.	Mandalay Corp., a Nevada corporation
30.	Mandalay Employment, LLC, a Nevada limited liability company
31.	Mandalay Marketing and Events, a Nevada corporation
32.	Mandalay Place, a Nevada corporation
33.	Mandalay Resort Group, a Nevada corporation
34.	Metropolitan Marketing, LLC, a Nevada limited liability company
35.	MGM Grand Atlantic City, Inc., a New Jersey corporation
36.	MGM Grand Condominiums, LLC, a Nevada limited liability company
37.	MGM Grand Condominiums II, LLC, a Nevada limited liability company
38.	MGM Grand Condominiums III, LLC, a Nevada limited liability company
39.	MGM Grand Condominiums East — Tower 1, LLC, a Nevada limited liability company
40.	MGM Grand Detroit, Inc., a Delaware corporation
41.	MGM Grand Hotel, LLC, a Nevada limited liability company
42.	MGM Grand New York, LLC, a Nevada limited liability company
43.	MGM Grand Resorts, LLC, a Nevada limited liability company
44.	MGM Grand Resorts Development, a Nevada corporation
45.	MGM MIRAGE Advertising, Inc., a Nevada corporation
46.	MGM MIRAGE Aircraft Holdings, LLC, a Nevada limited liability company

47.	MGM MIRAGE Aviation Corp., a Nevada corporation
48.	MGM MIRAGE Corporate Services, a Nevada corporation
49.	MGM MIRAGE Design Group, a Nevada corporation
50.	MGM MIRAGE Development, LLC, a Nevada limited liability company
51.	MGM MIRAGE Entertainment and Sports, a Nevada corporation
52.	MGM MIRAGE International Marketing, Inc., a Nevada corporation
53.	MGM MIRAGE Land Holdings, LLC, a Nevada limited liability company
54.	MGM MIRAGE Management and Technical Services, LLC, a Nevada limited liability company
55.	MGM MIRAGE Manufacturing Corp., a Nevada corporation
56.	MGM MIRAGE Operations, Inc., a Nevada corporation
57.	MGM MIRAGE Retail, a Nevada corporation
58.	MH, Inc., a Nevada corporation
59.	M.I.R. Travel, a Nevada corporation
60.	The Mirage Casino-Hotel, a Nevada corporation
61.	Mirage Laundry Services Corp., a Nevada corporation
62.	Mirage Leasing Corp., a Nevada corporation
63.	Mirage Resorts, Incorporated, a Nevada corporation
64.	MMNY Land Company, Inc., a New York corporation
65.	MRGS, LLC, a Nevada limited liability company (successor in interest to MRGS Corp., a Nevada corporation)
66.	M.S.E. Investments, Incorporated, a Nevada corporation
67.	Nevada Landing Partnership, an Illinois partnership
By: Diamond Gold Inc., a Nevada corporation, Partner
By: M.S.E. Investments, Incorporated, a Nevada corporation, Partner
68.	New Castle Corp., a Nevada corporation
69.	New PRMA Las Vegas, Inc., a Nevada corporation
70.	New York-New York Hotel & Casino, LLC, a Nevada limited liability company
71.	New York-New York Tower, LLC, a Nevada limited liability company
72.	PRMA Land Development Company, a Nevada corporation
73.	PRMA, LLC, a Nevada limited liability company
74.	Project CC, LLC, a Nevada limited liability company
75.	Railroad Pass Investment Group, LLC, a Nevada limited liability company (successor in interest to Railroad Pass Investment Group, a Nevada partnership)
76.	Ramparts, Inc., a Nevada corporation
77.	The Signature Condominiums, LLC, a Nevada limited liability company
78.	Signature Tower 2, LLC, a Nevada limited liability company
79.	Signature Tower 3, LLC, a Nevada limited liability company
80.	Signature Tower I, LLC, a Nevada limited liability company
81.	Slots-A-Fun, Inc., a Nevada corporation
82.	The Crystals at CityCenter Management, LLC, a Nevada limited liability company
83.	Tower B, LLC, a Nevada limited liability company
84.	Tower C, LLC, a Nevada limited liability company
85.	Vdara Condo Hotel, LLC, a Nevada limited liability company
86.	Victoria Partners, a Nevada partnership
By: MRGS LLC, a Nevada limited liability company, Partner
By: Gold Strike L.V., a Nevada partnership, Partner
87.	VidiAd, a Nevada corporation
88.	Vintage Land Holdings, LLC, a Nevada limited liability company
89.	Vintage Land Holdings II, LLC, a Nevada limited liability company

By:	/s/ Gary N. Jacobs
	Name:	Gary N. Jacobs
	Title:	Secretary